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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made as of the 15th day of August, 1996, by and between BASIS ACQUISITION CORP., an Arizona corporation (the "Company"), and DONALD E. LEGNITTO, an individual residing at 30 Bothin Road, Fairfax, California 94930 (the "Executive"), and PROLOGIC MANAGEMENT SYSTEMS, INC., an Arizona corporation, as guarantor of the obligations of the Company herein ("Prologic").

         R E C I T A L S :

         WHEREAS, the Company has entered into an Agreement and Plan of Reorganization, dated as of June 1, 1996 (the "Merger Agreement"), pursuant to which BASIS, Inc., a California corporation, shall merge (the "Merger") with and into a wholly owned subsidiary of Prologic;

         WHEREAS, the Company desires that the Executive be employed by the Company in order to ensure that the services of the Executive shall be available to the Company following the Merger;

         WHEREAS, the understanding that the Executive will be employed by the Company for the Employment Period (as defined below) and that the Executive will comply with the covenants contained in Section 6 hereof has served as a fundamental basis for the Company entering into the Merger;

         WHEREAS, the execution and delivery of this Agreement is a condition to the obligation of the Company to consummate the Merger and the Company is consummating such Merger in reliance upon this Agreement;

         WHEREAS, the Executive desires to be employed by the Company on the following terms and conditions;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:


         A G R E E M E N T :

         1.       The Employment Period.

                  (a) Initial Period. The "Employment Period," shall be August 1, 1996 to July 31, 1998 ("Original Employment Period"), unless terminated or renewed pursuant to the terms of this Agreement.

                  (b) Renewal. Subject to Section 4, upon written notice to the Company no less than ninety (90) days prior to the expiration of the Employment Period of the Executive's interest in continuing his employment with the Company, the Company may elect to renew the Employment
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Period for additional one (1) year periods on substantially the same terms as the Original Employment Period, provided, however, that in place of the salary and options granted under Section 3 and the severance benefits provided in
Section 5, any renewal agreement will contain salary provisions, option grants and severance benefits which are comparable to those offered in renewal agreements generally to the principal executive officers of Prologic, its subsidiaries and affiliates and which are acceptable to the Executive.

                  (c) In the event that the Company does not exercise its option to renew the contract upon notice provided to Company in accordance with Section 1(b), Executive will receive a termination payment equal to three (3) months salary, to be paid on a monthly basis in accordance with the Company's policies as described in Section 3(a)(i).

         2.       Employment and Duties.

                  (a) Employment. The Company hereby employs the Executive for the Employment Period to perform such duties for the Company, its subsidiaries and affiliates as may be reasonably specified from time to time by the Company's Board of Directors or the representative designated by the Board of Directors (the "Board") and similar in nature and scope to those duties performed by Executive while employed by BASIS, Inc. The Executive hereby accepts employment with the Company as Senior Vice President of the Company, or in such other positions as the Board may designate. Executive also shall be made a Vice President of Prologic, with compensation payable in connection with such position included in Executive's compensation hereunder. It is understood that the Executive will use best efforts to perform his duties in the manner directed by the Board and in compliance with all federal, state and local laws, ordinances and regulations.

                  (b) Time Devoted to Duties. The Executive shall devote all of his normal business time and efforts to the business of the Company, its subsidiaries and affiliates, the amount of such time to be sufficient to permit him diligently and faithfully to serve and endeavor to further the Company's interests to the best of his ability. The Executive will not, during the Employment Period, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary gain) that is or may be competitive with, or that might place him in a competing position to that of the Company or its subsidiaries or affiliates, provided, however, that an investment of less than one percent (1%) in a public company which competes with Prologic or the Company but with which the Executive has no other involvement will not violate the terms hereof. The Executive hereby represents that his employment hereunder and compliance by him of the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement by which he may be bound.

         3.       Compensation.

                  (a) Monetary Remuneration and Benefits. During the Employment Period, the Company shall pay to the Executive for all services rendered by him in any capacity:


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                           (i) Salary. An annual salary of One Hundred Twenty
         Thousand Dollars ($120,000), payable pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement. This rate shall be subject to increases from time to time in the sole and exclusive discretion of the Board.

                           (ii) Bonus. Quarterly, upon satisfaction by the Executive of his obligations and duties under this Agreement, as such obligations and duties become due on a quarterly basis, the Executive shall be paid a "Bonus" in an amount equal to one-eighth (1/8) of the face amount of the obligation owed by the Executive to the Company ("Option Obligation") as a result of his exercise of certain stock options pursuant to that certain Stock Option Agreement, dated as of December 15, 1995, between the Executive and BASIS, Inc. In lieu of a cash payment to the Executive, this Bonus shall take the form of forgiveness by the Company of the Option Obligation in eight (8) equal quarterly installments, each equal to one-eighth (1/8) of Executive's Option Obligation.

                           (iii) Quarterly Bonus Incentive. The Executive shall also be entitled to receive a "Quarterly Bonus" based on the Executive's achievement of certain performance objectives to be determined and established by the Board of Prologic. These performance objectives shall be set so they are reasonably obtainable by Executive. The amount of the Quarterly Bonus shall be set by the Prologic Board based on the degree to which the Executive, in the reasonable judgment of the Prologic Board, has achieved such objectives; provided, however, that the minimum amount shall be Five Thousand Dollars ($5,000) per fiscal quarter and the maximum amount shall be Twelve Thousand Five Hundred Dollars ($12,500) per fiscal quarter. The Quarterly Bonus shall be paid within thirty (30) days after the close of the quarter.

                           (iv) Automobile Allowance. The Executive shall be paid a vehicular allowance in the amount of Five Hundred Dollars ($500) per month during the Employment Period, to be used by the Executive for the operation and maintenance of motor vehicles used by him for business purposes.

                  (b) Upon execution of this Agreement and the effectiveness of the Merger, the Executive shall be granted options for an aggregate total of fifteen thousand (15,000) shares of Prologic Common Stock (the "Options") in the form of standard option grants made to executive officers of Prologic in accordance with and under the Prologic 1994 Stock Option Plan or its successor (the "Plan") as follows:

                           (i) The Options shall become exercisable at the fair market value of Prologic Common Stock as of July 1, 1996, in quarterly increments of one thousand eight hundred and seventy-five (1,875) shares, at the end of each fiscal quarter over the two year Original Employment Period.

                           (ii) Prologic will diligently endeavor to comply with all applicable securities laws in connection with any Options to be granted in connection with the Plan and before any shares are issued pursuant to Options. Without limiting the generality of the


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         foregoing, Prologic may require from the Executive such investment representation or such agreement, if any, as counsel for Prologic may consider necessary or advisable in order to comply with the Securities Act of 1933 as then in effect ("Securities Act"), and may require that the Executive agree that any sale of the shares will be made only in such manner as is permitted by the Board. The committee supervising the Plan may, in its sole discretion, cause the shares underlying the Options to be registered under the Securities Act, and the committee will give positive consideration to effecting such registration. The Executive shall take any action reasonably requested by Prologic in connection with registration or qualification of the shares under federal or state securities laws.

                  (c) Vacation. During the Employment Period, the Executive will be given four (4) weeks vacation with full pay and benefits each year, exclusive of the Company holidays, pursuant to the policies regularly established and as they may be amended by the Company; provided, however, that the Executive will use his best efforts to ensure that such vacation does not unduly interfere with the operation and performance of the business of the Company, its subsidiaries and affiliates. The Company acknowledges that Executive also has accumulated vacation time as an employee of the Company which he will not lose during the Employment Period and without prejudice to accruing new vacation time.

                  (d) Expenses. During the Employment Period, the Company agrees to reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder, in accordance with the Company's reimbursement policies as they may be amended from time to time during the Employment Period.

                  (e) Office and Staff. The Company will provide the Executive with appropriate facilities and support services as may reasonably be required by the Executive for the proper discharge of his duties hereunder. The Executive initially will be at the same location as presently used by Executive.

                  (f) Participation in Plans. As he becomes eligible and continues to be eligible therefor, the Company and Prologic shall provide the Executive with the right to participate in such plans or programs generally made available by the Company or Prologic to, or for the benefit of, its executives. Such participation shall give full credit to service by Executive with BASIS, Inc., and generally equal or exceed BASIS, Inc. plans or programs.

                  (g) Other Executive Benefits. As he becomes eligible and continues to be eligible therefor, the Company will provide such employee benefits as are provided by the Company to its other principal executives hereunder, including insurance coverage, if any, on any policy for the Company's principal executive officers and directors, and when applicable, coverage as reasonably available to Executive as a Vice President of Prologic. Such benefits shall give full credit to service by Executive with BASIS, Inc., and generally equal or exceed BASIS, Inc. benefits.

         4.       Termination of Employment.


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                  (a) By Death. The Company shall pay to the Executive's
beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3(a) through the end of the month in which death of the Executive occurs and the severance payments to which he is entitled pursuant to Section 5(a). Thereafter, the Company's obligations hereunder shall terminate. Nothing in this Section shall affect any entitlement of the Executive's heirs to the benefits of any life insurance plan purchased by the Company.

                  (b) By Disability. If, in the sole opinion of the Board, the Executive shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than one hundred and twenty (120) days in the aggregate or sixty (60) consecutive days in any twelve-month period (the "Disability Period"), then, to the extent permitted by law, the Employment Period shall terminate on, and the compensation to which the Executive is entitled pursuant to Section 3(a) shall be paid up through, the last day of the month of the Disability Period (of one hundred twenty (120) days or sixty (60) days, as applicable) and the severance payments to which he is entitled pursuant to Section 5(a), and thereafter the Company's obligations hereunder shall terminate. Nothing in this Section shall affect the Executive's rights under any disability insurance plan in which he is a participant.

                  (c) By the Company For Cause. The Company may terminate, without liability and without prejudice to any other remedy to which the Company may be entitled either at law, in equity or under this Agreement, the Employment Period for Cause (as defined below) if Executive fails to cure a "Cause," as hereinafter defined, within thirty (30) days of Executive's receipt of notice from the Company specifying such Cause. The Company shall pay the Executive the compensation to which he is entitled pursuant to Section 3(a) through the end of that day which is thirty (30) days following the day upon which notice is received and thereafter the Company's obligations hereunder this Agreement shall terminate. Termination shall be for "Cause" if:

                           (i) The Executive acts or fails to act and such act or failure to act is, in the reasonable opinion of the Board, in bad faith or to the material detriment of the Company or its subsidiaries or affiliates;

                           (ii) The Executive refuses or fails to act in accordance with any direction or order of the Board if such failures or refusals, individually or in the aggregate, are, in the reasonable opinion of the Board, material to the Executive's performance and such performance does not, in the good faith and reasonable judgment of the Executive, result in or violate any applicable federal, state or local law, ordinances or regulations;

                           (iii) The Executive commits any act of dishonesty or a felony affecting the Company, its subsidiaries or affiliates and such act of dishonesty or felony adversely affects the Company, its subsidiaries or affiliates or their or its reputation, business or business relationships;

                           (iv) The Executive has a chemical dependency which interferes with the performance of the Executive's duties and responsibilities under this Agreement;


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                           (v) The Executive commits gross misconduct or
         neglect, or, in the reasonable opinion of the Board, demonstrates gross incompetence in the management of the affairs of the Company or its subsidiaries or affiliates;

                           (vi) The Executive is convicted of a felony or any crime involving moral turpitude, fraud or misrepresentation; or

                           (vii) The Executive materially breaches any term of this Agreement, if such breach is not cured within thirty (30) days after written notice thereof is provided by the Company to the Executive.

                  (d) By the Company Without Cause. The Employment Period may be terminated without Cause by the Company. In the event the Company terminates the Employment Period without Cause and without the written consent of the Executive, the Company shall provide thirty (30) days advance written notice to the Executive and shall pay to the Executive within thirty (30) days following such termination the base compensation due Executive pursuant to Section 3 hereof for the remaining period of the Employment Period up to a maximum of twelve (12) months and the balance due on the Option Obligation shall be cancelled in full, and thereafter the Company's obligations hereunder shall terminate.

                  (e) By Executive For Good Reason. The Executive may terminate his employment hereunder for "Good Reason" upon thirty (30) days written notice if:

                           (i) the duties and responsibilities and status assigned to Executive are not reasonably consistent with the position and responsibilities originally assumed by Executive under this Agreement or there is a material adverse change (which is under the reasonable control of the Company) in the work environment as it applies to Executive, in each case having a material negative effect on Executive's employment position; or

                           (ii) the Company, without the Executive's consent, requires the relocation of the offices at which the Executive is principally employed on the date hereof to a location more than 25 miles from such location or requires the Executive to be based other than the Company's offices at such location, except for business travel by the Executive as shall be required only as reasonably necessary to permit the Executive to properly perform his duties hereunder; or

                           (iii) the Company fails to cure within thirty (30) days of the Company's receipt of notice from the Executive of Company's failure to perform its material obligations to the Executive under this Agreement.

                  (f) By Executive Without Good Reason. The Employment Period may be terminated by the Executive without Good Reason. In the event the Executive terminates the Employment Period without Good Reason and without the written consent of the Company, the Executive shall provide thirty (30) days advance written notice to the Company and the Company


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shall have the rights set forth in Section 5(b). Thereafter, the Executive's obligations hereunder, except for those set forth in Section 6, shall terminate.

                  (g) By Company and Executive Upon Mutual Agreement. The Employment Period may be terminated upon the written consent of both the Company and the Executive on terms to be mutually agreed upon. Thereafter, the Company's and the Executive's obligations hereunder shall terminate.

         5.       Benefits Upon Termination of Employment Period.

                  (a) Termination of Employment by Death or Disability. In the event of termination prior to the completion of the Original Employment Period by the Company as a result of the Executive's death or disability, the Executive shall be entitled to all compensation and accrued benefits earned by him, including bonuses, prior to the date of termination as provided for in this Agreement, pro rata up to and including that date, together with an amount equal to the lesser of six (6) months salary or the balance of salary remaining in the Original Employment Period, as full and complete severance compensation. Thereafter, the Company's obligations to the Executive shall terminate. Furthermore, to the extent permitted by applicable laws and the Plan, all stock options granted to the Executive in connection with this Agreement shall become immediately and fully exercisable.

                  (b) Termination of Employment by Company for Cause or by Executive for Other Than Good Reason. In the event of termination prior to the completion of the Original Employment Period by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay to the Executive the compensation set forth in Section 3(a)(i) earned by him prior to the date of termination. Upon such payment, the Company's obligations to the Executive shall terminate. The Executive shall not be entitled to any other compensation or other severance payment, including those set forth in Section 1(b). Thereafter, the Executive's obligations to the Company, except those set forth in Section 6, shall terminate. Furthermore, to the extent permitted by applicable laws and the Plan, all stock options granted to the Executive in connection with this Agreement, but not yet exercised at the date of termination, shall become immediately null and void.

                  (c) Termination of Employment by Executive for Good Reason. In the event of termination prior to completion of the Original Employment Period by the Executive for Good Reason, the Company shall pay to the Executive within thirty (30) days following such termination the base compensation due Executive pursuant to Section 3 hereof for the remaining period of the Employment Period up to a maximum of twelve (12) months and the balance due on the Option Obligation shall be cancelled in full, and thereafter the Company's obligations hereunder shall terminate.

                  (d) Excess Payments. Notwithstanding anything contained in this Section or any other section of this Agreement to the contrary, if any compensation or benefit payment shall be considered in the aggregate to be an "excess parachute payment" as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, all such compensation and benefits shall

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be reduced, upon the written request of the Executive, to the extent required to prevent such compensation and benefits, in the aggregate, from being considered an "excess parachute payment."

         6.       Preservation of Business.

                  (a) General. During the Employment Period and subject to the provisions of Section 2(b), the Executive will use his best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, the services of present and future employees and to advance its business relations with its joint venture partners, suppliers, distributors, customers and others.

                  (b) Uniqueness of Services; Interference with Business; Competitive Activities. The parties agree that the services that Executive will perform hereunder are special, unique and extraordinary in nature and that, if the Executive breaches the terms of this Agreement, it may reduce the value of the Company and the Company may be entitled in appropriate instances (and in addition to any remedy that it may have at law) to any equitable relief, including injunctive relief, that may rightfully be awarded under applicable law. Executive agrees that during the Employment Period (the "Restricted Period"), he shall not, for himself or any third party, directly or indirectly
(i) divert or attempt to divert from the Company or its subsidiaries or affiliates any business of any kind in which it, the Company, its subsidiaries or affiliates are engaged, or have the reasonable expectation of engaging in, including, without limitation, the solicitation of or interference with any of its suppliers, clients or customers, (ii) employ, solicit for employment, or recommend for employment during the Restricted Period any person employed by the Company, or by any of its subsidiaries or affiliates, during the period of such person's employment and for a period of six (6) months after such employee's termination (such six (6) month period not applicable, however, after the Restricted Period), or (iii) engage in or be employed by any business activity or provide any merchandise or services that is or may be competitive with the Company or any of its subsidiaries or affiliates within the San Francisco Bay Area or Portland Area (the "Restricted Area"). The Executive expressly acknowledges that the subject matter, territorial and time restrictions contained in this paragraph are reasonable and are properly required for the adequate protection of the Company's property interests.

                  (c) Consequences of Termination Without Cause or Termination with Good Reason. The covenants contained in Section 6(b) will terminate immediately if the Company terminates this Agreement without cause or Executive terminates this Agreement with good reason.

                  (d) Consequences of Termination With Cause or Termination Without Good Reason. In the event that Company terminates the Agreement with Cause or the Executive terminates the Agreement without Good Reason, the provisions of paragraphs 6(b)(i) and 6(b)(ii) shall continue to apply, but the provisions of paragraph 6(b)(iii) above shall not apply nor survive such termination of employment unless the Company elects to pay Executive the monthly installments of Executive's base salary in which event the provisions of paragraph 6(b)(iii) shall apply for the period of time the payments are made up to the term of the Restricted Period.

         7.       Dispute Resolution; Remedies.


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                  (a) Mediation. Notwithstanding anything contained in this
Agreement to the contrary, in the event of any controversy or claim arising out of or related to this Agreement, or the breach thereof, which has not been settled through informal discussion and negotiation, the parties agree first to try in good faith to settle the dispute by mediation held in the Executive's offices and administered by the American Arbitration Association under its Employment Mediation Rules, subject to the laws of the State of California, before resorting to arbitration, provided, however, that any controversy or claim arising out of or related to Section 6 shall not be governed by this Section.

                  (b) Arbitration. In the event of any controversy or claim arising out of or related to this Agreement, or the breach thereof, which has not been settled through negotiation or the mediation procedures provided for in the previous paragraph, such controversy or claim shall be settled by non-binding arbitration held in the Company's offices and administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, subject to the laws of the state of California.

         8.       Miscellaneous.

                  (a) Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the matters covered herein, and may not be modified, amended or terminated except by a written instrument executed by the parties hereto. All other agreements between the parties pertaining to the employment or remuneration of the Executive not specifically contemplated hereby or incorporated herein are terminated and shall be of no further force or effect.

                  (b) Assignment. The Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall the Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation by the Executive shall be null and void. The Executive hereby consents to the assignment of this Agreement to Prologic or any of the Company's or Prologic's direct or indirect subsidiaries or any of their affiliates or any of their successors in interest, provided that such assignment shall not materially and adversely effect the employment and duties of the Executive hereunder. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to Prologic or any of their direct or indirect subsidiaries or any of their affiliates or any of their successors in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

                  (c) No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a


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waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

                  (d) Enforcement; Severability. In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and is hereby authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement. The Executive agrees that the provisions of Section 6 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period.

                  (e) Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, postage prepaid, on the date of mailing:

                           If to the Executive to:

                           Donald E. Legnitto
                           30 Bothin Road
                           Fairfax, California  94930

                           If to the Company to:

                           BASIS Acquisition Corp.
                           c/o Prologic Management Systems, Inc.
                           2030 East Speedway Boulevard
                           Tucson, Arizona  85719

Either party may, by notice to the other, change his or its address for notice hereunder.

                  (f) Executive Acknowledgment. The Executive acknowledges that
(i) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

                  (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

                  (h) Headings. All headings appear in this Agreement for convenience only and shall not be used in construing the terms hereof.


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         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


BASIS ACQUISITION CORP.                              EXECUTIVE


By:______________________________                    ___________________________
                                                     Donald E. Legnitto
Its:______________________________


Performance by the Company of its obligations hereunder are hereby guaranteed by Prologic.


                           PROLOGIC MANAGEMENT SYSTEMS, INC.


                           By:

                           Its:



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